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                                                                    Exhibit 10.1

                          RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT, originally dated as of the 28th day of June, 2002 (but effective as of the date set forth in Section 1.6), and amended and restated as of the 1st day of August, 2002, is entered into by and between PILLOWTEX CORPORATION, a Delaware corporation (the "Company"), and DAVID A. PERDUE ("Employee").

         WHEREAS, the Company and Employee desire to provide for certain rights and responsibilities of each party in connection with the employment of Employee.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         The following terms will have the respective meanings set forth below, unless the context clearly otherwise requires:

         1.1 "Affiliate" shall mean, with respect to the Company, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

         1.2   "Board" shall mean the Board of Directors of the Company.

         1.3 "Cause" shall mean the occurrence of any of the following: (a) Employee engaging in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is detrimental or injurious to the business interests, reputation or goodwill of the Company or its Affiliates; (b) Employee engaging in any act involving willful dishonesty, disloyalty, or infidelity against the Company or its Affiliates; (c) an act of fraud, embezzlement or theft in connection with Employee's duties or in the course of his employment with the Company; (d) Employee's material breach of or failure to substantially perform under any of the material terms and covenants of this Agreement; or (e) the death, disability or retirement of Employee. For purposes of this Section 1.3, no act, or failure to act, on Employee's part will be considered "willful" unless done, or omitted to be done, by Employee without reasonable belief that Employee's action or omission was in the best interest of the Company. Prior to asserting any action or failure to act as Cause for Employee's termination as set forth above, the Company will provide Employee a written notice referencing this Section 1.3, setting out with specificity the conduct asserted to constitute Cause and, if the conduct asserted to constitute Cause is described in clause (d) of the first sentence of this Section 1.3, providing Employee with a reasonable opportunity of not less than thirty (30) days to cure or cease and desist such conduct; provided, however, Employee will not be provided any opportunity to cure such conduct more than twice while this Agreement is in effect.

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         1.4   "Change in Control" shall mean

               (a) The Company is merged, acquired, re-capitalized, consolidated or reorganized by, into or with another corporation or other legal entity by stock exchange or other similar transaction, and as a result of such merger, acquisition, re-capitalization, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

               (b) The Company sells (directly or indirectly) all or substantially all of its assets to any other corporation or other legal entity;

               (c)   Any person (as the term "person" is used in Section 13(d)
(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes (subsequent to the Effective Date) the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of then issued and outstanding Voting Stock; or

               (d) The Company contributes all or substantially all of the assets of the Company to a joint venture with one or more third parties and the Company and/or its Affiliates do not directly or indirectly hold at least a majority of the voting interests of the resulting joint venture.

Notwithstanding the foregoing provisions of Section 1.4(c) hereof, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, and/or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or
Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of fifty percent (50%) or otherwise, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, including, the Rules and Regulations issued thereunder.

         1.6   "Commencement Date" shall mean July 1, 2002.

         1.7   "Committee" shall have the meaning set forth in the Incentive
Plan.

         1.8 "Company" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

         1.9 "Confidential Information" shall mean any and all technical and non-technical information disclosed by the Company pursuant to or in contemplation of this Agreement,

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including Trade Secrets and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company and/or the Company's parents, subsidiaries, customers and/or vendors, whether delivered in written (or other tangible) form, and includes, without limitation, information concerning design details and specifications, financial data, procurement requirements, customer lists, business forecasts and purchasing, manufacturing, sales, merchandising, development, engineering and marketing plans. Without limiting the generality of the foregoing, the term "Confidential Information" will also be deemed to include all analyses, compilations, forecasts, studies or other documents prepared by Employee in connection with the performance by Employee of Employee's duties pursuant to this Agreement.

         1.10 "Disability" shall mean a physical or mental disability which renders Employee substantially incapable of performing his duties under this Agreement, as determined by an independent physician selected by the Company and agreed to by Employee, and which disability has existed for (a) at least one hundred twenty consecutive days, or (b) one hundred eighty (180) days in any twelve- month period.

         1.11 "Employee" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

         1.12 "Employee Benefits" shall mean all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate generally, including, without limitation, any stock option, restricted stock, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-funded by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may exist immediately prior to the termination of Employee's employment or any equivalent successor policies, plans, programs or arrangements that may be adopted thereafter by the Company.

         1.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor to thereto.

         1.14 "Good Reason" means the termination of Employee's employment by Employee upon the occurrence of any of the following, without Employee's prior written consent:

               (a) a significant reduction or diminution in the nature or scope of the authorities, reporting relationships, title, powers, functions, responsibilities or duties attached to the position(s) with the Company which Employee holds as of the Commencement Date;

               (b) the failure to elect or reelect Employee to the office(s) of the Company which Employee holds as of the Commencement Date;

               (c) any reduction by the Company in Employee's Base Salary or Annual Bonus opportunity percentage, or the termination or reduction of Employee's rights to any Employee Benefits required under this Agreement or in effect for all senior executives, as in

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effect on the Commencement Date or as such may be increased from time to time
(other than a termination of Employee Benefits which affects all senior executive officers of the Company in the same manner);

               (d) a decision, action or requirement by the Company to relocate Employee more than fifty (50) miles from the Company's offices in Kannapolis, North Carolina;

               (e) the stock options contemplated by Section 2.2(d) and the stock appreciation rights contemplated by Section 2.2(e) are not granted to Employee by the Company on or before December 31, 2002, upon substantially the terms described herein; or

               (f) any failure to pay Employee when due any material amount of his compensation or any other amount payable under any plan, agreement or arrangement of or with the Company or any other material breach of any material provision of this Agreement by the Company; provided, however, the events described in this Section 1.13(e) will only be deemed to constitute "Good Reason" if Employee has given the Company written notice of such breach (describing the breach in reasonable detail) and the Company has failed to cure such breach within ten (10) days in the case of payment defaults and thirty (30) days in the case of any other breach.

         1.15  "Incentive Plan" shall have the meaning ascribed to such term in
Section 2.2(d) of this Agreement.

         1.16 "Market Value" will be deemed to mean, on any date, (i) the closing sale price per share (regular way) of the Pillowtex Common Stock on the principal exchange on which the Pillowtex Common Stock is then trading averaged over the thirty (30) calendar day period immediately preceding the date of determination or, if applicable, the Nasdaq Stock Market as reported in The Wall Street Journal or (ii) if clause (i) does not apply, the fair market value of the Pillowtex Common Stock as determined by the Board.

         1.17 "Noncompetition Period" shall mean the period of Employee's employment with the Company and thereafter, a period equal to the greater of (i) the remaining stated term of this Agreement and (ii) two and one-half (2.5) years.

         1.18 "Post-Employment Payment" shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

         1.19  "Protected Area" shall mean (a) the United States, (b) Canada,
(c) Mexico, (d) the states of the United States adjoining or east of the Mississippi River, and (c) North Carolina.

         1.20 "Trade Secrets" shall mean proprietary and confidential information of the Company or any Affiliate consisting of, but not limited to, financial statements, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information used in the operation of their businesses, that (a) the Company and its Affiliates have taken steps to keep secret, and (b) is not generally known to others, and (c) gives the Company or any such Affiliate a competitive business advantage. If any Trade Secret is found by an arbitrator or a court of competent jurisdiction to not be a Trade Secret for the purposes of this Agreement, such information will in any event be considered Confidential

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Information for purposes of this Agreement; provided such Trade Secret otherwise is included within the scope of the definition set forth in Section 1.9.

     1.21  "Termination Date" shall have the meaning ascribed to such term in
Section 3.1 (a).

     1.22 "Voting Stock" shall mean any outstanding securities entitled to vote generally in the election of directors of the Company.

                                   ARTICLE 2
                       EMPLOYMENT, COMPENSATION AND DUTIES

     2.1 Employment. Subject to the terms of this Agreement, the Company agrees to employ Employee as its Chief Executive Officer and Chairman of the Board of Directors with duties as set forth in Section 2.3. The term (the "Term") of this Agreement shall be four (4) years beginning on the Commencement Date. Any decision to not renew this Agreement shall not constitute termination without Cause or termination for Good Reason. Employee's principal place of work will be at the Company's offices in Kannapolis, North Carolina.

     2.2   Compensation.

           (a) Base Salary. Employee's annual base salary (the "Base Salary") will be:

                (i) Six Hundred Twenty-Five Thousand and 00/100 Dollars ($625,000) per year for period ending December 31, 2002 to be prorated based upon actual days of employment in 2002;

                (ii) Six Hundred Seventy-Five Thousand and 00/100 Dollars ($675,000) per year beginning January 1, 2003 through the twelve month period ending December 31, 2003;

                (iii) Seven Hundred Twenty-Five Thousand and 00/100 Dollars ($725,000) per year beginning January 1, 2004 and continuing through the remaining Term.

     The Base Salary will be payable in accordance with the Company's customary payroll practices, and subject to such increases as may be determined from time to time thereafter by the Board or the Committee thereof in its sole discretion.

           (b) Annual Bonus. During each year of this Agreement, Employee shall be paid an annual performance bonus ("Annual Bonus") of one hundred percent (100%) of Employee's Base Salary for such period upon achievement of annual incentive goals to be determined annually by the Board, Committee and Employee; provided, that the Annual Bonuses with respect to the period ending December 31, 2003 shall not be less than one hundred percent (100%) of Employee's Base Salary with respect to the period ending December 31, 2003. The Annual Bonus for the year 2002 shall be paid on a pro-rated basis based upon actual Base Salary for the year 2002. The Annual Bonus will be paid within ninety (90) days following the end of each calendar year.

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        (c)   Signing Bonus. Upon the Commencement Date, as consideration for signing this Agreement, Employee will be paid a signing bonus of One Million Fifty Thousand and 00/100 Dollars ($1,050,000.00); and on or before August 8, 2002, will be issued Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) of Pillowtex Common Stock at a price per share equal to the lesser of (i) the average of the closing sale price per share (regular way) of the Pillowtex Common Stock computed over the sixty (60) calendar day period commencing May 30, 2002 (including only days on which a closing sale price is quoted) and (ii) Seven and 50/100 Dollars ($7.50) per share. Notwithstanding any other provision of this Agreement to the contrary (including but not limited to Section 4.5), such signing bonus is not subject to any contingency or obligation of Employee to render services to the Company.

        (d) Stock Options. As soon as practicable following the Commencement Date, the Committee will grant to Employee non-qualified stock options to purchase Eight Hundred Thousand (800,000) shares of Pillowtex Common Stock at a purchase price equal to the Market Value of such shares of Pillowtex Common Stock at the time of grant; provided, however, such stock options are conditioned upon the disclosure to and subsequent approval by the stockholders of the Company of the material terms of such stock options in accordance with
Section 162(m) of the Code. The options will be for a seven (7) year term and will vest in four equal annual installments commencing upon the first anniversary of the Commencement Date, provided Employee is employed by the Company on such anniversary dates. The vesting of the options will accelerate upon the occurrence of a Change in Control or termination of Employee's employment with the Company without "Cause" or for "Good Reason" and, in those circumstances will remain exercisable for a period of ninety (90) days following termination of employment. If and only if that certain Pillowtex Corporation 2002 Equity Incentive Plan (the "Incentive Plan") is amended by the stockholders of the Company to permit the issuance of the options contemplated by this
Section 2.2(d) and, if and only if the material terms and issuance of such options have been approved by the stockholders of the Company in accordance with
Section 162(m) of the Code, the options to be issued pursuant to this Section 2.2(d) will be issued pursuant to the Incentive Plan and the terms and conditions of this Section 2.2(d).

        (e) Stock Appreciation Rights. If the Market Value of one share of Pillowtex Common Stock exceeds Seven and 50/100 Dollars ($7.50) per share upon the date of grant of the stock appreciation rights contemplated by this Section 2.2(e), the Committee will grant to Employee stock appreciation rights with respect to Eight Hundred Thousand (800,000) shares of Pillowtex Common Stock at a Grant Price (as defined in the Incentive Plan) per share equal to Seven and 50/100 Dollars ($7.50) per share; provided, however, such stock appreciation rights are conditioned upon the disclosure to and subsequent approval by the stockholders of the Company of the material terms of such grant in accordance with Section 162(m) of the Code; and provided further, that for purposes of such stock appreciation rights, the maximum appreciation per share of Pillowtex Common Stock will be limited to the result of subtracting Seven and 50/100 Dollars ($7.50) from the Market Value of one (1) share of Pillowtex Common Stock on the date of grant of the stock appreciation rights contemplated by this
Section 2.2(e). The stock appreciation rights will be for a seven (7) year term and will vest in four equal annual installments commencing upon the first anniversary of the Commencement Date, provided Employee is employed by the Company on such anniversary dates. The vesting of the stock appreciation rights will accelerate upon the occurrence of a Change in Control or termination of Employee's employment with the Company without "Cause" or for "Good Reason" and, in those circumstances will remain exercisable for a period of ninety (90) days following termination of

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employment. Each stock appreciation right will be settled, at the option of the
Company, in cash or in cash and shares of Pillowtex Common Stock (valued at Market Value as of the date of exercise of the applicable stock appreciation right(s)) within thirty (30) days following exercise thereof; provided, however, without the written consent of Employee, no more than sixty percent (60%) of the consideration to be delivered by the Company upon exercise of stock appreciation rights may be delivered in the form of Pillowtex Common Stock. If and only if the Incentive Plan is amended by the stockholders of the Company to permit the issuance of the stock appreciation rights contemplated by this Section 2.2(e) and, if and only if the material terms and issuance of such stock appreciation rights have been approved by the stockholders of the Company in accordance with
Section 162(m) of the Code, the stock appreciation rights to be issued pursuant to this Section 2.2(e) will be issued pursuant to the Incentive Plan and the terms and conditions of this Section 2.2(e). The stock appreciation rights to be issued pursuant to this Section 2.2(e) are not being issued in tandem with any stock option.

        (f) Special Incentive Bonus. On the fourth anniversary of the Commencement Date (the "Special Incentive Bonus Determination Date"), if and only if Employee is then employed by the Company, a determination will be made regarding the amount realized (or then realizable) by Employee (the "Determination") with respect to (i) stock options granted to Employee by the Company, (ii) Pillowtex Common Stock owned by Employee at any time during the period between the Commencement Date and the Special Incentive Bonus Determination Date, (iii) stock appreciation rights granted to Employee by the Company or (iv) dividends or other distributions received by Employee with respect to Pillowtex Common Stock (the "Pillowtex Equity"). Such Determination will be made without consideration of taxes payable in connection with amounts realized or then realizable with respect to the Pillowtex Equity. The Determination will be made by a certified public accounting firm (the "Accounting Firm") mutually agreed upon by Employee and the Company. Such Determination will be made within thirty (30) days following the Special Incentive Bonus Determination Date. The Accounting Firm will furnish detailed supporting calculations to both Employee and the Company and, absent manifest error, the Determination will be final and binding upon Employee and the Company. All fees and expenses of the Accounting Firm related to making the Determination will be paid solely by the Company. If as of the Special Incentive Bonus Determination Date, Employee has not realized (or is not then able to realize) an aggregate of at least Three Million and 00/100 Dollars ($3,000,000.00) with respect to the Pillowtex Equity, the Company will make a lump sum payment to Employee in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "Special Incentive Bonus"). If as of the Special Incentive Bonus Determination Date, Employee has realized (or is then able to realize) an aggregate amount in excess of Three Million and 00/100 Dollars ($3,000,000.00) but less than Nine Million and 00/100 Dollars ($9,000,000.00) with respect to the Pillowtex Equity, the Company will reduce the Special Incentive Bonus by $.33333 for every dollar realized or then realizable by Employee in excess of Three Million and 00/100 Dollars ($3,000,000.00). If Employee has realized or is then able to realize Nine Million and 00/100 Dollars ($9,000,000.00) or more with respect to the Pillowtex Equity on the Special Incentive Bonus Determination Date, the Company will not be obligated to make any Special Incentive Bonus to Employee. The Special Incentive Bonus will be paid within ten
(10) days following the date on which the Company is advised in writing of the Determination. Payment of the Special Incentive Bonus will be secured by a Stand-by Letter of Credit, issued by Wachovia Bank or any other United States bank with capital of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00) selected by the Company, and will be in substantially the form attached hereto as Exhibit A. Employee agrees that he may only

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draw upon the Stand-by Letter of Credit if (i) the Company fails to pay the
Special Incentive Bonus when due or (ii) the bank issuing the Stand-by Letter of Credit gives notice that it does not intend to renew the Stand-by Letter of Credit, such Stand-by Letter of Credit will expire prior to the latest date on which the Company may, in accordance with the terms and conditions of this Agreement, pay the Special Incentive Bonus and the Company has not furnished Employee with a replacement letter of credit (upon substantially the same terms and conditions) prior to the date that is seven (7) business days prior to the expiration of the Stand-by Letter of Credit. Unless Employee draws upon the Stand-by Letter of Credit pursuant to clause (ii) of the immediately preceding sentence (hereinafter referred to as "Clause (ii)"), Employee further agrees that he will furnish the Company with written notice of his intent to draw upon the Stand-by Letter of Credit not less than ten (10) calendar days prior to any such draw. The parties agree and acknowledge that due to the contingent nature of the Special Incentive Bonus and its amount, it is their intention and understanding that no income tax withholding or reporting shall be made or required until and if such Special Incentive Bonus is actually made to Employee. In the event that Employee draws upon the Stand-by Letter of Credit, Employee acknowledges and agrees that he will be solely responsible for payment of all required income tax and other withholding taxes. In the event that Employee draws more funds under the Stand-by Letter of Credit than he is entitled to draw based upon the Determination (including, without limitation, any draw under the Stand-by Letter of Credit pursuant to Clause (ii) that is subsequently determined to be in excess of the amount to which Employee is entitled), Employee will (upon written request specifying the amount of such overdraw and the specific reasons upon which the Company bases its conclusion that Employee has overdrawn the Stand-by Letter of Credit) promptly (but in any event within fifteen (15) days of his receipt of such written request) remit the excess funds (less any taxes paid by Employee with respect to such draw upon the Stand-by Letter of Credit but plus any tax savings attributable to the repayment of such excess funds to the Company) to the Company. If Employee fails to remit such funds within such fifteen (15) days, the Company may offset its obligations to Employee pursuant to this Agreement against such funds; provided, however, that Company first allows Employee an opportunity to be heard by the full Board. Any remaining disagreement after such a hearing before the Board regarding whether excess funds have been drawn under the Stand-by Letter of Credit will be resolved pursuant to Section 5.3.

          (g) Special Change in Control Provision. If prior to the grant of the stock options contemplated by Section 2.2(d) and the stock appreciation rights contemplated by Section 2.2(e), a Change in Control occurs and such stock options and stock appreciation rights are subsequently granted to Employee, such stock options and stock appreciation rights will be fully vested and immediately exercisable upon grant, notwithstanding any contrary provision of this Agreement.

          (h)   Timing. Except as otherwise expressly provided in this
Section 2.2 all Awards (as defined in the Incentive Plan) contemplated by this Agreement will be granted simultaneously.

     2.3 Duties. Employee will perform the customary duties of his position as Chief Executive Officer and those delegated to Employee by the Board consistent with his position. Employee will report directly to and be accountable to the full Board.

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                                   ARTICLE 3
                                    BENEFITS

     3.1  Severance Benefits.

          (a) If, during the Term, Employee is terminated by the Company for any reason other than Cause or Employee terminates his employment with the Company for Good Reason (within six (6) months following the occurrence of the event constituting Good Reason), the Company shall pay to Employee the amount specified below in Section 3.1 (a)(i) within fifteen (15) business days after the date Employee's employment is terminated (the "Termination Date").

               (i) In lieu of any further payments to Employee for periods subsequent to the Termination Date, but without affecting the rights of Employee referred to in Section 3.1(b) hereof, a lump sum payment (the "Post-Employment Payment"), less any withholdings required by applicable law, in an amount equal to the greater of:

                    (A) the sum of Employee's Base Salary payable over the remaining Term plus the result of multiplying:

                         (I) the greater of: (a) Employee's Annual Bonus paid with respect to the immediately preceding calendar year or (b) Employee's guaranteed Annual Bonus, if any, for the year in which the termination is effective by

                         (II) a fraction the numerator of which is the number of days remaining in the Term (without giving effect to termination) and the denominator of which is 365 or

                    (B)  an amount equal to the result of multiplying:

                         (I) the sum of Employee's then current Base Salary plus the greater of: (a) Employee's Annual Bonus paid with respect to the immediately preceding calendar year or (b) Employee's guaranteed Annual Bonus, if any, for the year in which the termination is effective by

                         (II) a factor of two and one-half (2.5)

     For the calendar year ending December 31, 2002, the Annual Bonus on which the Severance Benefit will be calculated will be Six Hundred Twenty-Five Thousand and 00/100 Dollars ($625,000.00).

               (ii) Upon written notice given by Employee to the Company prior to the receipt of any payment pursuant to Section 3.1(a)(i) hereof, Employee, at Employee's sole option, may elect to have all or any of the Post-Employment Payment paid to Employee on a quarterly or monthly basis during the time period specified in such written notice.

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         (b)   In addition to all other compensation due to Employee, if, during the Term, Employee is terminated by the Company without Cause or Employee terminates his employment with the Company for Good Reason (within six (6) months following the occurrence of the event constituting Good Reason):

               (i) Any Company stock options or stock appreciation rights held by Employee that have not previously terminated or been exercised shall be deemed vested and exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied; provided, however, if prior to the grant of the stock options contemplated by Section 2.2(d) and the stock appreciation rights contemplated by Section 2.2(e), Employee is terminated by the Company without Cause or Employee terminates his employment with the Company for Good Reason, the Company will pay to Employee, within fifteen (15) business days after the Termination Date, an amount equal to the result of multiplying (x) Eight Hundred Thousand (800,000) by (y) the positive difference, if any, resulting from subtracting (1) the lesser of (I) the average of the closing sale price per share (regular way) of the Pillowtex Common Stock computed over the sixty (60) calendar day period commencing May 30, 2002 (including only days on which a closing sale price is quoted) and (II) Seven and 50/100 Dollars ($7.50) per share from (2) the Market Value of one (1) share of Pillowtex Common Stock on the Termination Date.

               (ii) All restrictions on any restricted securities granted by the Company to Employee that have not previously been forfeited shall be removed and the securities shall be fully vested and freely transferable without restrictions (unless otherwise restricted pursuant to applicable securities laws), regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied.

               (iii) For a period of time equal to the remaining Term, following the Termination Date, the Company shall arrange to provide Employee with the car allowance as set forth in Section 3.4, club dues as set forth in
     Section 3.5, and Employee Benefits (other than any stock option, stock purchase, stock appreciation, savings, pension, supplemental retirement or other retirement plan of the Company, or any other equity incentive policy, plan, program or arrangement of the Company), substantially similar to those which Employee was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that Employee is no longer an officer or employee of the Company, then the Company shall itself pay to Employee and/or Employee's dependents and beneficiaries, the full cost of such Employee Benefits). Any Employee Benefits payable to Employee pursuant to this Section 3.1(b)(iii) by reason of any "welfare benefit plan" of the Company (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are available to Employee from another employer during such time period as set forth in this Section 3.1(b)(iii).

               (iv) The Special Incentive Bonus Determination Date will be accelerated to coincide with the Termination Date and the Determination will be made

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                                                                         Page 10
          and the Special Incentive Bonus will be paid based upon such accelerated Special Incentive Bonus Determination Date.

                (c) Death or Disability. If Employee's employment is terminated by reason of his Disability, Employee shall continue to receive his then current annual Base Salary, a prorated Annual Bonus based upon the number of months of employment during the year of termination and all Employee Benefits for six (6) months after his termination for such Disability, and such payments will be in addition to any insurance payments Employee is entitled to receive. If Employee's employment is terminated by reason of Employee's death, the Company agrees to pay to the legal representative of his estate, (i) for a period of six (6) months after the date of death an amount equal to and payable at the same rate as his then current annual Base Salary, (ii) any payment Employee's beneficiaries may be entitled to receive pursuant to any Employee Benefits then maintained by the Company and (iii) a prorated Annual Bonus based upon the number of months of employment during the year of termination. In the event of death or Disability, the estate or Employee, as the case may be, will have the right to receive all earned and accrued but unpaid Base Salary, bonus and vacation payments.

                (d)   Excise Tax.

                      (i) In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Employee (the "Payments"), either under this Agreement or otherwise, will be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Company will, prior to the date on which any amount of the Excise Tax must be paid or withheld, make an additional lump-sum payment (the "Gross-up Payment") to Employee. The Gross-up Payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the Gross-up Payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999. The Gross-up Payment provided for above will be paid on the thirtieth (30th) day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Payments are subject to the Excise Tax, but in no event later than sixty (60) days following termination of employment of Employee.

                      (ii) In the event Employee would be entitled to the Payments which would be subject to the Excise Tax, Employee may, at his option, elect to reduce the Payments he would receive to such an amount as would not be subject to the Excise Tax. To exercise this option, Employee must provide written notice (the "Cap Notice") to the Company of such election within ten (10) business days of the Termination Date and such Cap Notice must specify the manner and amount in which Employee elects to reduce the Payments. Upon receipt of the Cap Notice by the Company, Employee's election will be considered irrevocable and the Company shall have no liability whatsoever for complying with Employee's instructions contained in the Cap Notice.

                      (iii) Determinations under this Section 3.1 will be made by the Accounting Firm. The determinations of the Accounting Firm will be binding upon the Company and Employee except as the determinations are established in resolution

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                                                                         Page 11

     (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     3.2 Stock Options and Restricted Stock. Employee will be eligible to participate in any stock option plan and restricted stock plan adopted by the Company and made available generally to its senior executives.

     3.3 Vacation. Employee will be entitled to paid vacation in accordance with Company policy in effect from time to time for senior executive officers of the Company, or if greater, four weeks' vacation.

     3.4 Auto Expense. The Company will pay Employee Two Thousand Five Hundred Dollars ($2,500) per month as his automobile allowance, plus an additional amount equal to any taxes incurred by Employee for such automobile allowance.

     3.5 Club Membership. The Company will reimburse Employee for the initiation fee of one country club membership within fifty (50) miles of his home or the Company office, as mutually agreed, in an amount not to exceed Fifty-Thousand Dollars ($50,000) (unless otherwise approved by the Board), and the Company will reimburse Employee for club dues and other charges incidental to membership. All country club expenses incurred by Employee that are related to Company business will be reimbursed in accordance with the Company's customary expense reimbursement policy.

     3.6 Moving Expenses. The Company will reimburse Employee for reasonable and customary moving expenses directly related to Employee's relocation from Massachusetts to the Kannapolis, North Carolina area, including (i) fees and charges customarily paid by a seller with respect to the sale of Employee's current home in Massachusetts, including, without limitation, real estate brokerage fees, attorneys' fees, closing costs and transfer taxes and (ii) fees and charges customarily paid by a purchaser with respect to the purchase by Employee of a new home in the Kannapolis, North Carolina area, including, without limitation, attorneys' fees, closing costs and transfer taxes (it is understood and agreed that real estate brokerage fees are not customarily paid by a purchaser), and up to six (6) months temporary living expenses in the Kannapolis, North Carolina area. In addition, the Company will "gross up" the moving expense reimbursements paid by it to Employee to offset the federal income taxes of Employee with respect to such payments. Employee must submit proper documentation of moving expenses incurred in order to receive reimbursement of such expenses.

     3.7 Accounting and Legal Fees. Within, ten (10) days following receipt of appropriate written documentation, the Company will reimburse Employee for up to Thirty-Five Thousand and 00/100 Dollars ($35,000.00) of reasonable and customary accounting and legal fees and expenses incurred by Employee with respect to the negotiation and execution of this Agreement. The Company will also reimburse Employee for customary and reasonable legal fees and expenses incurred, in good faith, by Employee in connection with efforts to obtain or enforce any benefit or right provided by this Agreement; provided that Employee obtains or recovers any sum from the Company, whether by settlement or award.

     3.8 Business Expenses. The Company will reimburse Employee for the reasonable and necessary business expenses incurred by Employee in the performance of the duties of

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                                                                         Page 12

Employee under this Agreement. Such reimbursement will be made in accordance with the Company's customary practices and policies applicable to senior executive officers.

                                   ARTICLE 4
                         CERTAIN OBLIGATIONS OF EMPLOYEE

     4.1 Trade Secrets. During the term of Employee's employment, the Company will provide Employee access to, and Employee will have access to and become familiar with, various Trade Secrets. Employee will not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of Employee's employment or at any time thereafter, except as required in the course of Employee's employment with the Company. Employee agrees that upon Employee's receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee will, prior to any such disclosure, notify and deliver a copy of the subpoena, process or other request to the Company. The obligations of non-disclosure of Trade Secrets will not apply to any Trade Secret which Employee can demonstrate any of the following: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously learned by Employee from a source other than the Company or an agent of the Company without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Employee without the use of or reference to the Trade Secret; or (v) is approved for release by written authorization of the Company, but only to the extent of such authorization. Disclosure of Trade Secrets in response to a valid order of a court or other governmental body will not be deemed to be a breach of this Agreement.

     4.2 No Removal of Records and Return of Property. All files, records, documents, information, data and similar items relating to the business of the Company and its Affiliates, whether prepared by Employee or otherwise coming into Employee's possession, will remain the exclusive property of the Company and its Affiliates and will not be removed from the premises of the Company and its Affiliates under any circumstances (except in the ordinary course of business during Employee's period of employment), and in any event will be promptly delivered to the Company upon termination of Employee's employment with the Company and its Affiliates. Employee agrees that, upon termination of Employee's employment with the Company and its Affiliates for any reason, Employee will return to the Company, in good condition (reasonable wear and tear excepted), all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment. If such items are not returned, the Company will have the right to charge Employee for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property, and Employee hereby authorizes Company to deduct any such amounts from any sum due from Company to Employee under this Agreement, consistent with applicable law. In the event of a dispute between Employee and the Company regarding the amount of any such deductions, the parties agree to submit such dispute to arbitration in accordance with Section 5.3.

     4.3 Noncompetition. Employee acknowledges and agrees that by virtue of Employee's position with the Company, Employee will be exposed to the Company's valuable Trade Secrets and Confidential Information and will have access to the Company's customers

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                                                                         Page 13
and suppliers at the highest level and that, if used in competition with the Company, such contacts and information would enable Employee to irreparably injure the Company and its Affiliates if Employee should compete with the Company in a business that is competitive with the business conducted by the Company and its Affiliates during the continuation of Employee's employment with the Company or which the Company proposes to conduct as of the termination of the employment of Employee (and of which Employee has knowledge). For these reasons, Employee hereby agrees that Employee will not, during the Noncompetition Period and within the Protected Area, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (a) invest (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the voting securities of any such company) in any business that is directly competitive with that of the Company or its Affiliates, (b) accept employment with or render services to a direct competitor of the Company as a director, officer, manager, consultant, executive or other employee, (c) engage, for Employee's self or any other person or entity in the sales, marketing, design, offer or manufacture of products or services directly competitive with any product and/or services sold, marketed, designed, offered or manufactured by the Company or its Affiliates, or (d) solicit or accept business with respect to products or services that are directly competitive with the products and/or services sold, marketed, designed, offered or manufactured by the Company or its Affiliates from any customers of the Company or its Affiliates or any person or entity whose business the Company or its Affiliates is soliciting or solicited during Employee's employment. For purposes of this Agreement, a "competitor" or a business that is competitive with the Company means only those persons, firms, sole proprietorships, partnerships, companies, corporations, or other entities that manufacture and/or market textile related bed, bath, pillow and pad products and/or perform services in direct competition with those marketed and/or performed by the Company or its Affiliates within the Protected Area; provided, however, the term "competitor" (i) expressly excludes any entity where the foregoing definition would apply to ten percent (10%) or less of such entity's annual sales, and (ii) expressly includes Westpoint Stevens, Inc., Springs Industries, Inc. and Dan River, Inc. Employee's obligations pursuant to this Section 4.3 are conditioned upon payment by the Company of the Special Incentive Bonus.

     4.4 Nonsolicitation. During the period of employment with the Company and the Noncompetition Period, Employee will not, on Employee's own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly, hire or solicit or in any manner attempt to influence or induce any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates, nor will Employee, directly or indirectly, disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its Affiliates.

     4.5 Acknowledgement. The parties acknowledge and agree that all benefits to be received, or available to be received by Employee pursuant to this Agreement are consideration for all covenants and obligations of Employee hereunder, including, without limitation, those contained in Section 4.3 and
Section 4.4. The parties will use commercially reasonable efforts to agree, within ten (10) business days of the Termination Date, to the dollar value attributable to the covenants contained in Section 4.3 and the amount of any Post-Employment Payment attributable to such covenants.

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                                                                         Page 14

     4.6 Confidential Information. During the course of this Agreement, Employee may receive or have access to Confidential Information. Employee acknowledges the economic value to the Company of the Confidential Information. Employee agrees that Employee:

              (i) shall use the Confidential Information only in connection with Employee's performance of his obligations under this Agreement;

              (ii) shall not disclose such Confidential Information to any other person or entity without the prior written consent of the Company; and

              (iii) shall copy the Confidential Information only as necessary for the performance of Employee's obligations under this Agreement, and ensure that all confidentiality notices are reproduced in full on such copies.

The obligations of confidentiality shall not apply to any Confidential Information which Employee can demonstrate:

              (i) is or becomes available to the public through no breach of this Agreement;

              (ii) was previously learned by Employee from a source other than the Company without any obligation to hold it in confidence;

              (iii) is received from a third party free to disclose such information without restriction;

              (iv) is independently developed by Employee without the use of or reference to the Confidential Information; or

              (v) is approved for release by written authorization of the Company, but only to the extent of such authorization.

Disclosure of Confidential Information in response to a valid order of a court or other governmental body will not be deemed to be a breach of this Agreement. Confidential Information, including permitted copies, shall be deemed the property of the Company. Employee shall, within thirty (30) days of a written request by the Company, return all Confidential Information (or any designated portion thereof) recorded in a tangible form, including all copies thereof, to the Company, or if so directed by the Company, destroy such Confidential Information and all other Confidential Information that is within the control of Employee.

     4.7  Damages.

          (a) Notwithstanding anything in this Agreement to the contrary, if Employee breaches the covenants contained in this ARTICLE 4, the Company will have no further obligations to Employee pursuant to this Agreement and may recover from Employee all such damages to which it may be entitled at law or in equity. Employee acknowledges any breach of this Agreement may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Company may seek whatever relief it

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                                                                         Page 15
determines to be appropriate to protect the Company's rights under this Agreement, including, without limitation, an injunction (without the requirement of posting a bond or other security) to prevent Employee from disclosing any Trade Secrets or Confidential Information concerning the Company to any person or entity, to prevent any person or entity from receiving from Employee or using any such Trade Secrets or Confidential Information, and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company. Employee acknowledges good and sufficient consideration for the noncompetition and nonsolicitation covenants of this ARTICLE 4.

          (b) The parties acknowledge and agree that if Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason, (i) the amount of contractual damages that would be suffered by Employee would be speculative and difficult to determine, (ii) the consideration to be provided to Employee pursuant to this Agreement as a result of such contingencies are a good faith reasonable estimate of the amount of damages which Employee will suffer, and (iii) the delivery of such consideration constitutes liquidated damages (and not a penalty). In the event Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason, the consideration to be provided to Employee pursuant to this Agreement as a result of such contingencies shall be Employee's exclusive contractual remedy and the Company's sole obligation for payments under this Agreement.

     4.8 Mitigation. There will be no requirement that Employee seek other employment or otherwise mitigate damages in order to recover any payments or benefits under this Agreement, and the amount of any such payment or, except as otherwise expressly provided herein, benefit will not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, or otherwise.

                                   ARTICLE 5
                                  MISCELLANEOUS

     5.1 Assignment. This Agreement is personal in nature and neither of the parties hereto will, without the written consent of the other, assign, transfer or delegate this Agreement or any rights or obligations contained in this Agreement except as expressly provided in this Section 5.1. Without limiting the generality or effect of the foregoing, Employee's rights and obligations provided for in this Agreement may not be assigned, transferred or delegated, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee's will or by the laws of descent and distribution, and if Employee attempts any assignment or transfer contrary to this Section 5.1, such assignment or transfer will be void and the Company will have no liability to any purported assignee or delegatee.

     5.2  Successors and Binding Agreement.

          (a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor to all or substantially all of the businesses or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, reorganization, confirmed reorganization plan or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach

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                                                                         Page 16
of this Agreement and will entitle Employee to compensation from the Company in the same amount and on the same terms as if Employee would be entitled to hereunder if Employee were to terminate his employment for Good Reason. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the businesses or assets of the Company whether by purchase, merger, consolidation, reorganization, confirmed reorganization plan or otherwise (and such successor will thereafter be deemed "the Company" for the purposes of this Agreement).

          (b) This Agreement will inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees and legatees. If Employee dies while any amount would still be payable to Employee hereunder (other than amounts which, by their terms, terminate upon the death of Employee) if Employee continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Employee's estate.

     5.3 Governing Law; Arbitration. This Agreement and all questions arising in connection with it will be governed by and construed in accordance with the laws of the State of North Carolina. Subject to the following sentence, all disputes arising out of, or in connection with this Agreement, which are not promptly settled by mutual agreement of the parties hereto, will be finally settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Notwithstanding anything herein to the contrary, the Company may, at its option, seek injunctive relief as contemplated in ARTICLE 4 either in lieu of or in addition to the arbitration remedies provided for in this Section 5.3.

     5.4 Severability. If any portion of this Agreement is held to be invalid or unenforceable, such holding will not affect any other portion of this Agreement.

     5.5 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto with respect to the subject matter hereof and, as of the Commencement Date, supersedes any prior written or oral agreements between the parties with respect to the subject matter hereof. This Agreement may not be modified, renewed or extended except by a written instrument referring to this Agreement and executed by the parties hereto.

     5.6 Notices. Any notice or consent required or permitted to be given under this Agreement will be in writing and will be effective (a) when given by personal delivery, (b) one business day after being sent by overnight delivery service or (c) five business days after being sent by certified or registered mail, return receipt requested, to the Secretary of the Company at the Company's principal place of business or to Employee at the last known address of Employee as shown on the records of the Company.

     5.7 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, provincial, city or other taxes or other amounts as will be required pursuant to any law or governmental regulation or ruling.

                            [SIGNATURE PAGE FOLLOWS]

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                                                                         Page 17

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

                           PILLOWTEX CORPORATION

                           By: /s/ Anthony T. Williams
                              -------------------------------------------------
                               Name:  Anthony T. Williams
                               Title: President and Chief Operating Officer

                           EMPLOYEE

                               /s/ David A. Perdue
                           ----------------------------------------------------
                           Printed Name: David A. Perdue

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                                                                         Page 18

                                    EXHIBIT A

                            STAND-BY LETTER OF CREDIT